Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Checkmate Pharmaceuticals, Inc.:

We consent to the use of our report dated March 29, 2021, with respect to the consolidated balance sheets of Checkmate Pharmaceuticals, Inc. and subsidiary as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

March 29, 2021